Exhibit 10.9

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of April 1, 2005, by and between MDC Partners, Inc., a Canadian corporation (the “Corporation”), and Michael Sabatino (“Executive”).

In consideration of the mutual covenants set forth herein the parties hereto agree as follows:

ARTICLE I  -  Term of Employment

1.01                           Subject to the terms and conditions set forth herein, the Corporation will employ Executive for the period beginning April 1, 2005 (the “Commencement Date”) and ending on March 31, 2008, unless earlier terminated in accordance with the terms hereof or extended by mutual agreement of the parties.  The period from the Commencement Date through March 31, 2008, or such shorter or longer period during which Executive is employed hereunder, is referred to herein as the “Term of Employment.”  Executive will serve the Corporation during the Term of Employment in accordance with the terms and conditions hereof.

ARTICLE II  -  Duties

2.01                           During the Term of Employment, Executive will serve as the Senior Vice President, Chief Accounting Officer of the Corporation, reporting to the Vice Chairman of the Corporation.  Executive shall use his best efforts to promote the interests of the Corporation and devote his full and exclusive business time and efforts to its business and affairs.

2.02                           Executive will be based at the offices of the Corporation in New York City, New York, except for necessary travel on the Corporation’s business in connection with the performance of his duties hereunder, including, but not limited to, to Toronto, Canada and other Corporation locations.  The Executive is expected to spend not less than three (3) days per week in the Corporation’s Toronto office, until the earlier to occur of (a) October 1, 2005, provided that such date shall be extended until such time as Executive has established accounting and financial reporting controls with appropriate resources to ensure that there will be no detrimental impact resulting from Executive spending less time in the Corporation’s Toronto office, or (b) such earlier date as determined in the sole discretion of the Vice Chairman and Executive Vice President.  Thereafter, Executive’s business travel is expected to be of a similar nature for Executive as for other executives with similar responsibilities at similar companies.

ARTICLE III  -  Compensation, Bonuses and Equity Grants

3.01                           The Corporation will pay Executive a base salary for the duties performed by him hereunder, including all services rendered as an officer of the Corporation, at a rate equal to two hundred seventy-five thousand dollars (US $275,000) per annum (“Base Salary”), payable in accordance with the Corporation’s regular payroll practices, subject to customary withholding for federal, state and local taxes.  Executive’s Base Salary will be subject to periodic review in accordance with the standard procedures of the Corporation.

3.02                           During the Term of Employment, the Executive shall be eligible to receive an annual discretionary cash bonus in an amount up to 75% of his Base Salary, as determined by the Corporation’s Chief Executive Officer and Vice Chairman in consultation with the Board of Directors of the Corporation, based upon the Executive’s performance, the overall financial performance of the Company and such other factors as the Corporation’s Chief Executive Officer and Vice Chairman, in consultation with the Board of Directors of the Corporation, shall deem reasonable and appropriate, to be paid in accordance with the Corporation’s normal bonus payment procedures.  Notwithstanding the foregoing, Executive’s annual bonus for calendar year 2005 shall be equal to not less than $75,000.

3.03                           As soon as practicable after the date hereof, the Corporation shall issue 50,000 non-qualified stock options (“Options”), or an economically equivalent number of stock appreciation rights (“SARS”), to the Executive (the “Initial Grant”).  Such Options and/or SARS will vest over a five-year period.  The Corporation shall gross-up Executive for the difference, if any, between the tax consequences resulting from receiving said grant of SARS and the tax consequences that would have resulted from the grant of the same number of non-qualified stock options to Executive.

ARTICLE IV  -  Other Employment Benefits

4.01                           Executive will be entitled to four (4) weeks of vacation per year in accordance with the Corporation’s policy, with no right of carry over,  to be taken in such increments and at such times as shall not materially interfere with the Executive’s fulfillment of his duties hereunder, and shall be mutually convenient for Executive and the Corporation.

4.02                           Executive shall be entitled to health insurance, life insurance, disability insurance and other fringe benefits and perquisites, in each case to the extent generally available to other senior executives of the Corporation that are based in the Corporation’s New York office.  Beginning on the date hereof and continuing until the date on which the Corporation has executive level health insurance in effect for its executives based in New York City, New York, the Corporation shall, upon Executive providing the Corporation with evidence of the premiums he has paid for the health and dental insurance maintained by his prior employer, reimburse Executive for an amount equal to the full amount of said health and dental insurance premiums, in accordance with and subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

4.03                           The Corporation shall, in accordance with its standard policies in effect from time to time, reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Corporation, provided that Executive submits appropriate substantiation of such expenses.

ARTICLE V - Termination

5.01         The Corporation may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause, by written notice to Executive describing the basis for such termination pursuant to this Section 5.01.  For purposes of this Agreement, “Cause” means any of the following:

(a)                                  the Executive’s failure or refusal to materially perform his duties and responsibilities hereunder to the Corporation (other than any such failure resulting from death,  or physical or mental disability under Section 5.05 hereof), or abide by the reasonable directives of the Board, the Chief Executive Officer or the Vice Chairman of the Corporation, or any material breach by Executive of this Agreement, upon written notice of same by the Corporation describing in reasonable detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.01, which failure or breach, if capable of being cured, has not been cured within 20 days after such notice;

(b)                                 willful and unauthorized misappropriation by Executive of funds or property of the Corporation or any attempt by Executive to secure any personal profit related to the business of the Corporation;

(c)                                  fraud, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee or officer of the Corporation;

(d)                                 Executive’s noncompliance with the Corporation’s policies against discrimination or harassment, which noncompliance is not cured (if curable) within ten (10) days after written notice to the Executive by the Corporation;

(e)                                  the conviction in a court of law of, or entering a plea of guilty or no contest, to any felony or any crime involving moral turpitude, dishonesty or theft;

(f)                                    the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Corporation;

(g)                                 the resignation by the Executive on his own initiative (other than for “Good Reason” as defined in Section 5.03 hereof);

(h)                                 the use of alcohol or illegal drugs, interfering with the performance of the Executive’s obligations under this Agreement, continuing after written warning;

(j)                                         any breach by Executive of any of the provisions of Article VI.

Upon a termination for Cause, the Corporation shall pay Executive his salary and benefits through the date of termination of employment; and Executive shall receive no severance upon a termination for Cause.

5.02                           The Corporation shall have the right to terminate the employment of the Executive without Cause, provided that the Corporation delivers a written notice of termination (i) without Cause or (ii) for non-renewal, to the Executive setting forth a date of termination.  If the Corporation terminates the employment of Executive, without Cause prior to March 31, 2008, or if “Good Reason” (as defined in Section 5.03 below) has occurred, then the Corporation shall pay to the Executive an amount equal to one-year Base Salary in accordance with Section 3.01 of this Agreement.  The severance amounts described in this Section 5.02 shall be made during the course of the Restricted Period (as such term is defined in Section 6.01 hereof) in accordance with the normal payroll policies of the Corporation and Executive shall be under no duty to mitigate damages.  The making of any severance payments as provided in this Section 5.02 is conditioned upon the Executive signing and not revoking a separation and release agreement (the “Separation Agreement”) reasonably satisfactory to the Corporation. In the event the Executive breaches any provisions of the Separation Agreement or any of the provisions of Article VI hereunder, in addition to any other remedies at law or in equity available to it, the Corporation may cease making any further payments and providing any other benefits provided for hereunder, without affecting its rights under this Agreement or the Separation Agreement.

5.03                           Executive may terminate his employment hereunder for “Good Reason.”  For purposes of this Agreement, the term “Good Reason” shall mean: (i) a reduction by the Corporation in Executive’s then prevailing Base Salary; (ii) any material diminution of the level of responsibility or authority of Executive;  (iii) relocation of Executive’s principal office more than 20 miles outside New York City, New York; or (iv) receipt by Executive, on or before February 1, 2008, of a notice of non-renewal of the Term of Employment beyond March 31, 2008 other than a termination for Cause; provided, that Executive delivers a written notice to the Corporation within twenty (20) days of the occurrence of such an event which specifically identifies the facts and circumstances claimed by Executive to constitute Good Reason and the Corporation has failed to cure such facts and circumstances within twenty (20) days after receipt of such notice.

5.04                           In the event of Executive’s death, the date of termination of Executive’s employment shall be the date of Executive’s death, and the Corporation shall pay the Executive’s estate only his salary and benefits through the date of termination of employment. No discretionary bonus or incentive payments shall be made to Executive with respect to the year in which the Term of Employment is terminated due to Executive’s death.

5.05                           If Executive is unable to perform his duties as a result of illness, physical or mental incapacity ( all such causes being referred to herein as “Disability’) in substantially the manner and to the extent required hereunder prior to the commencement of such Disability, the Corporation shall continue to pay his salary (less any salary continuation benefits paid to him for sick days taken in accordance with the Corporation’s policies and less any salary continuation benefits paid for unused vacation days to which he is entitled to under the Corporation’s policy) while Executive is absent from work for such reasons, but such payments shall not continue for more than 90 days (whether continuous or not) during any twelve month period.  If Executive is absent from work for such reasons for more than 90 days during any twelve month period, he shall be deemed “Disabled” hereunder, and the Corporation may terminate his employment for “Disability” as a result of such absence by advance written notice to Executive describing the basis for such termination pursuant to this Section 5.05, and the Corporation promptly shall pay Executive his salary and benefits accrued through the date of termination.  No incentive payments shall be made to Executive with respect to the year in which the Term of Employment is terminated for Disability.

ARTICLE VI  -  Covenants; Representations

6.01                           (a)  The parties hereto agree that the covenants given in this Section 6.01 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Corporation.  Accordingly, the Executive acknowledges (i) that the business and the industry in which the Corporation competes is highly competitive; (ii) that as a key executive of the Corporation he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Corporation, in which matters the Corporation has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Corporation places and placed him in a position of confidence and trust with the clients and employees of the Corporation; and (iv) that his rendering of services to the clients of the Corporation necessarily required and will continue to require the disclosure to the Executive of confidential information (as defined in Section 6.01 (b) hereof) of the Corporation.  In the course of the Executive’s employment with the Corporation, the Executive has and will continue to develop a personal relationship with the clients of the Corporation and a knowledge of those clients’ affairs and requirements, and the relationship of the Corporation with its established clientele will therefore be placed in the Executive’s hands in confidence and trust.  The Executive consequently agrees that it is a legitimate interest of the Corporation, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Corporation, which is valuable to the Corporation, that the Executive make the covenants contained herein and that the Corporation would not have entered into this Agreement unless the covenants set forth in this Section 6.01 were contained in this Agreement.  Accordingly, the Executive agrees that during the period that he is employed by the Corporation and for a period of eighteen (18) months thereafter (such period being referred to as the “Restricted Period”), he shall not, as an individual, employee, officer, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Corporation, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Corporation:

(i)                                     attempt in any manner to solicit or accept from any client business of the type performed by the Corporation or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Corporation, whether or not the relationship between the Corporation and such client was originally established in whole or in part through the Executive’s efforts; or

(ii)                                  employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Corporation, or persuade or attempt to persuade any employee of or exclusive consultant to the Corporation to leave the employ of the Corporation or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Corporation; or

(iii)                               render to or for any client any services of the type which are rendered by the Corporation.

As used in this Section 6.01, the term “Corporation” shall include any subsidiaries of the Corporation and the term “client” shall mean (1) anyone who is a client of the Corporation on the date of termination of employment, or if the Executive’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of the Corporation at any time during the one (1) year period immediately preceding the Determination Date; (3) any prospective client to whom the Corporation had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the date of termination of employment; and (4) any prospective client to whom the Corporation made a new business presentation (or similar offering of services) at any time within one (1) year after the date of termination of employment (but only if initial discussions between the Corporation and such prospective client relating to the rendering of services occurred prior to the date of termination of employment, and only if the Executive participated in or supervised such discussions).  For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, “client” shall also include any clients of other companies operating within the Corporation’s affiliated entities and/or subsidiaries to whom the Executive rendered services (including supervisory services) at any time during the one (1) year period prior to the Determination Date.  In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Corporation.

(b)                                 In the course of the Executive’s employment with the Corporation (and its predecessor), he has acquired and will continue to acquire and have access to confidential or proprietary information about the Corporation and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Corporation and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Corporation and information about or received from clients and other companies with which the Corporation does business.  The foregoing shall be collectively referred to as “confidential information”.  The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term of Employment or after termination of this Agreement), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties.  The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information.  The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Corporation or a client of the Corporation.  In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Corporation with prompt notice thereof so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.01(b) to permit a particular disclosure.  In the event that such protective order or other remedy is not obtained, or that the Corporation waives compliance with the provisions of this Section 6.01(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Corporation’s expense, will cooperate with the efforts of the Corporation to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information.  The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by him or made available to him during his employment with the Corporation (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Corporation and shall be delivered to the Corporation on the termination of the Executive’s employment with the Corporation or at any other time upon request.  Except in connection with the Executive’s employment with the Corporation, the Executive agrees that he will not make or retain copies or excerpts of the material.

(c)                                  If the Executive commits a breach or is about to commit a breach, of any of the provisions of Sections 6.01(a) or (b), the Corporation shall have the right to have the provisions of this Agreement specifically enforced by the arbitrator appointed under Article VIII hereof or by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation.  In addition, the Corporation may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)                                 The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Sections 6.01(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Corporation described above, other legitimate business interests and the goodwill associated with the business of the Corporation; (ii) the time, scope, geographic area and other provisions of this Section 6.01 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Corporation and the fact that clients can be and are serviced by the Corporation wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Corporation.  If any of the covenants contained in Section 6.01(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  Each of the covenants and agreements contained in this Section 6.01 (collectively, the “Protective Covenants”) is separate, distinct and severable.  All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).  The existence of any claim, demand, action or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of each Protective Covenant.  The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)                                  Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this Section 6.01 and shall simultaneously provide a copy to the Corporation (it being agreed by the Corporation that such notification required under this Section 6.01(e) shall not be deemed a breach of the confidentiality provisions of this Agreement).

(f)                                    The temporal duration of the covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions.

6.02                           During the Term of Employment, the Executive will disclose to the Corporation all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Corporation, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Corporation.  The Executive agrees, that at the Corporation’s request and expense, he will take all steps necessary to secure the rights thereto to the Corporation by patent, copyright or otherwise.

6.03                           If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.  Executive acknowledges that any breach or threatened breach by him of the provisions of this Article of this Agreement may cause irreparable harm to the Corporation and that a remedy at law for any breach or attempted breach of any of the provisions of Article VI of this Agreement will be inadequate, and agrees that the Corporation shall be entitled to seek to exercise all remedies available to it, including specific performance and injunctive and other equitable relief. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations; provided, however, the provisions of Articles V, VI, VII and VIII hereof shall survive such termination.

6.04                           The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his entering into, or performance of his duties pursuant to, this Agreement.

6.05                           The Executive agrees, both during the Term of Employment and thereafter, at the request of the Corporation, to cooperate with the Corporation in connection with any investigation of or legal action against the Corporation or any of its affiliates.

ARTICLE VII  -  Applicable Law; Notices, Counterparts

7.01                           This Agreement represents the entire agreement between the Corporation and the Executive with respect to the employment of Executive by the Corporation, and supersedes all prior agreements, plans, and arrangements, whether oral or written, with respect thereto. This Agreement may not be orally cancelled, changed, modified or amended unless in writing and signed by the parties to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts or conflict or laws principles in the State of New York that would result in the application of the law of any other jurisdiction.

7.02                           The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The language contained in this Agreement will be deemed to be the language chosen by the Corporation and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case the ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

7.03                           The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

7.04                           The Corporation and the Executive agree that the Corporation shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and assigns of the Corporation, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization.  The Corporation and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective. The rights and obligations of the Corporation hereunder shall be binding upon and run in favor of the successors and assigns of the Corporation.

7.05                           All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice

If to Executive:	Michael Sabatino
5 Edwards Lane
Glen Cove, NY 11542

if to the Corporation:	MDC Partners, Inc.
45 Hazelton Ave.
Toronto, Ontario, Canada M5R 2E3
Attn: General Counsel

ARTICLE VIII  -  Arbitration

8.01(a)                                                          The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of Judicial Arbitration and Mediation Services, Inc. or successor organization for binding arbitration in New York, New York by a single arbitrator selected by the parties.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  All awards of the arbitrator shall be binding and non-appealable.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction.  The arbitrator shall apply New York law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein.  Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Court for the Southern District of New York or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof.  Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. No party or arbitrator shall disclose in whole or in part to any other person, firm or entity any confidential information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute.  Confidential information may be disclosed to (i) attorneys, (ii) parties, and (iii) outside experts requested by either party’s counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this provision, agree to comply with the confidentiality terms of this provision, and will not use any confidential information disclosed to such expert for personal or business advantage.

(b)                                  The Executive has read and understands this Section 8.01.  The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i)                                    Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)                                Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New York Human Rights Law; and

(iii)                            Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

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(c)                                  To the extent that any part of this Section 8.01 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Section 8.01 (or the remainder of this Section 8.01) legally enforceable and as to ensure that except as otherwise provided in clause (a) of this Section 8.01, all conflicts between the Corporation and the Executive shall be resolved by neutral, binding arbitration.  The remainder of this Section 8.01 shall not be affected by any such modification or deletion but shall be construed as severable and independent.  If a court finds that the arbitration procedures of this Section 8.01 are not absolutely binding, then the parties hereto intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

MDC Partners, Inc.

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	Executive Vice President and
Vice Chairman

/s/ Michael Sabatino
Michael Sabatino